                                                                    Exhibit 99.3


                     [REYNOLDS METALS COMPANY LETTERHEAD]




                                 March 1, 1999


By DHL
------

Mr. Kenneth H. Colburn
Chief Operating Officer
Highfields Capital I LP
200 Clarendon Street
Boston, Massachusetts 02117


Dear Mr. Colburn:

     Enclosed is a copy of a letter mailed today to the Securities and Exchange Commission on behalf of Reynolds Metals Company in accordance with Rule 14a-8(j) under the Securities Exchange Act of 1934.



                                       Very truly yours,


                                       /s/ Brenda Hart
                                       -------------------------
                                       Brenda A. Hart



Enclosure

                     [REYNOLDS METALS COMPANY LETTERHEAD]



                                 March 1, 1999


By DHL
------

Securities and Exchange Commission                          1934 Act/Rule 14a-8
Office of Chief Counsel                                     1934 Act/Rule 14a-4
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549


     Re:   Reynolds Metals Company
           1999 Annual Meeting of Stockholders
           Stockholder Proposal Submitted by Highfields Capital I LP

Ladies and Gentlemen:

     On behalf of Reynolds Metals Company, a Delaware corporation (the "Company"), I respectfully request that the Commission staff concur in my opinion that:

1. the Company may properly exclude a stockholder proposal submitted by Highfields Capital I LP (the "Proponent") from the Company's proxy statement and form of proxy for the Company's 1999 Annual Meeting of Stockholders, on the bases discussed below under Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

2. if the proposal is excluded under Rule 14a-8, the Company's proxy statement and form of proxy for the 1999 Annual Meeting may confer discretionary authority to vote with respect to the proposal, should it be presented at the 1999 Annual Meeting, in reliance on Rule 14a-4(c)(2) under the Exchange Act, so long as the Company advises stockholders of the nature of the proposal and how the Company intends to vote with respect to such proposal.


                             STOCKHOLDER PROPOSAL
                             --------------------

     The Company received a letter dated February 16, 1999 from the Proponent "furnishing written notice of business to be brought before the Company's 1999 Annual Meeting." The letter stated that the Proponent was submitting the following proposal for presentation at the 1999 Annual Meeting:

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 2


     "Resolved, that shareholders ask the Board of Directors of the Company to retain an investment banking firm to explore strategic alternatives for maximizing shareholder value."

The letter further stated that:

     "Highfields presently does not intend to solicit proxies relating to the aforementioned business proposed to be brought before the Company's 1999 Annual Meeting and therefore is not filing a proxy statement. Accordingly, we respectfully request that the Company include with its proxy statement for the 1999 Annual Meeting Highfields' proposal as presented above and boxes on the accompanying proxy card to permit stockholders of the Company to express their approval or disapproval for this proposal."


                            THE COMPANY'S POSITION
                            ----------------------

I. The Company believes that the proposal may be properly excluded from its proxy statement and form of proxy on each of the separately sufficient bases under Rule 14a-8 discussed below.

     A.  THE PROPOSAL WAS NOT TIMELY RECEIVED UNDER QUESTION 5,
         ------------------------------------------------------
RULE 14a-8(e)(2).
-----------------

     Under Question 5, Rule 14a-8(e)(2), for a company to be required to include a stockholder proposal in its proxy materials, "[t]he proposal must be received at the company's principal executive offices not less than 120 calendar days before the date of the company's proxy statement released to shareholders in connection with the previous year's annual meeting." As noted in Rule 14a-8(e)(1), the deadline for submission in most cases appears in a company's prior year's proxy statement for the prior year's annual meeting.

     The Company's proxy statement for its 1998 Annual Meeting stated that stockholder proposals "must be received by November 18, 1998 in order to be included in the proxy materials for the 1999 Annual Meeting." As the date of the Company's 1998 proxy statement was March 18, 1998, the proper deadline for submission of a proposal for the 1999 Annual Meeting was November 18, 1998. The Company also disclosed this deadline in its Form 10-Q for the quarter ended
June 30, 1998.

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 3


     The Company received the Proponent's proposal on February 16, 1999, a date well beyond the November 18, 1998 deadline for submitting a proposal under Rule 14a-8(e)(2). As the Proponent has failed to submit the proposal by the Company's properly determined deadline, the proposal is properly excludable from the Company's proxy statement and form of proxy for the 1999 Annual Meeting under Rule 14a-8(e)(2).

     B.   THE PROPONENT HAS NOT COMPLIED WITH THE ELIGIBILITY REQUIREMENTS UNDER
          ----------------------------------------------------------------------
QUESTION 2, RULE 14a-8(b).
--------------------------

     Under Question 2, Rule 14a-8(b), to be eligible to submit a proposal, a proponent must furnish the company with appropriate evidence that it has continuously held the company's securities for at least one year by the date it submits the proposal and a written statement that it intends to continue to hold the securities through the date of the meeting of shareholders. Here, the Proponent has not complied with these requirements. The Company has notified the Proponent of these deficiencies in its proposal under Rule 14a-8(b) and requested its response by March 12, 1999.

     C.   THE PROPOSAL MAY BE OMITTED UNDER QUESTION 9, RULE 14a-8(i)(3),
          ---------------------------------------------------------------
BECAUSE IT CONTAINS STATEMENTS THAT ARE CONTRARY TO THE COMMISSION'S
--------------------------------------------------------------------
PROXY RULES.
------------

     Under Question 9, Rule 14a-8(i)(3), a company may exclude a stockholder proposal if the proposal or supporting statement is contrary to any of the Commission's proxy rules, including Rule 14a-9, which prohibits materially false or misleading statements in proxy soliciting materials.

     The Company believes the following portions of the supporting statement, which contain predictions of future market values, are potentially false and misleading in contravention of Rule 14a-9:


                    Supporting Statement (second paragraph)

     "Comparable packaging and consumer companies currently trade at valuations which we believe imply that a conservative value of this business unit represents at least $35 per share of Company common stock. Alternatively, we believe that current valuations of comparable alumina and aluminum production capacity imply a conservative valuation for the Company's Base Materials business unit, net of the Company's debt and based on the current price and outlook for aluminum, of at least $60 per share. In addition, the Company operates business units in Construction and Distribution and Transportation. In

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 4


     summary based on a sum of the parts analysis, we believe that the total value of the Company's business units net of debt exceeds its current market capitalization by over one hundred percent."

     The above statements suggest that the Company's packaging and consumer business unit and its base materials business unit would have future market values of at least $35 and $60 per share, respectively, if such business units were separated from each other and from the Company's other business operations and traded separately. While these values may represent a good faith opinion of the Proponent, the Company believes such values are potentially misleading in this context. Specifically, the Proponent fails to provide information necessary to enable stockholders to judge the validity of the Proponent's valuations. For example, no statement is given of the methodology used by the Proponent in valuing the business units, nor is any basis provided for the assertion that the Proponent's value estimates are "conservative." Further, the supporting statement fails to identify the companies comprising the "[c]omparable packaging and consumer companies" or the "comparable alumina and aluminum production capacity." Also, the supporting statement fails to disclose any limitations on, or qualifications to, the Proponent's value estimates that might indicate that such values may not represent realizable values, except for the clause stating that the value of the base materials business unit is "net of the Company's debt and based on the current price and outlook for aluminum."

     In Exchange Act Release No. 16833 (May 23, 1980), the Commission cited the risk of misleading disclosure in situations where "those sponsoring the proposal have projected the dollar amount per share to be available to shareholders if such proposal is effected." The use of such valuation estimates was found to be "only appropriate and consonant with Rule 14a-9... when made in good faith and on a reasonable basis and where accompanied by disclosure which facilitates shareholders' understanding of the basis for and the limitations on the projected realizable values."

     The Commission has consistently maintained this view for valuations presented in connection with stockholder proposals to sell or merge the corporation or to consider strategic options such as divesting business units. See First Bell Bancorp, Inc. (January 28, 1999) (supporting statement which
----------------------------
included the proponent's appraisal of the company's stock price after a sale or merger must be deleted or revised); SL Industries, Inc. (September 3, 1997)
                                    -------------------
(supporting statement which included the proponent's valuation of the company and projection of the company's price per share in connection with a sale or spinoff of certain businesses must be deleted or revised); Portsmouth Bank
                                                           ----------------
Shares, Inc. (February 24, 1993) (supporting statement which included the
------------
proponent's appraisal of the price per share of the company's stock in connection with a proposal to sell, merge or liquidate the company must be deleted or revised); and P&F Industries, Inc. (March 19, 1991) (supporting
                         --------------------
statement which included the proponent's

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 5


assertions regarding the book value of the company's common stock in connection with a proposal to sell certain subsidiaries must be deleted or revised).

     Accordingly, the Company believes the proposal is properly excludable under Rule 14a-8(i)(3) because it contains statements that are contrary to the Commission's proxy rules.

     D.   THE PROPOSAL MAY BE OMITTED UNDER QUESTION 9, RULE 14a-8(i)(10),
          ----------------------------------------------------------------
BECAUSE THE COMPANY HAS ALREADY SUBSTANTIALLY IMPLEMENTED THE PROPOSAL.
-----------------------------------------------------------------------

     Under Question 9, Rule 14a-8(i)(10), a company may omit a proposal from its proxy materials if the company has already substantially implemented the proposal. The proposal here asks the Board of Directors of the Company to retain an investment banking firm to explore strategic alternatives for maximizing shareholder value. As explained below, the Company has already retained an investment banking firm to evaluate various business alternatives to enhance shareholder value, including those suggested by the Proponent.

     The Company began a "portfolio review" of all of its businesses in late 1996. In that connection, on December 2, 1996, the Company retained the investment banking firm of Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") as its financial advisor to undertake a comprehensive study and analysis of the Company's businesses and strategic alternatives, including recapitalizations, spin-offs, split-offs, tracking stock, dispositions, acquisitions or other similar transactions. Pursuant to its engagement, Merrill Lynch made a full presentation to the Company's Board of Directors in February 1997 regarding the advantages and disadvantages of spinning off portions of the Company's business, including its packaging and consumer business unit. After due consideration of the presentation, the Board of Directors-- which is composed of a majority of "non-employee" or "outside directors"-- ultimately decided to approve the sale of the Company's North American can business, along with certain other underperforming and non-core assets. The Board determined, however, that it was in the Company's best interests to retain its other businesses as a unit. Since that time, the Company has been implementing the restructuring plan approved by the Board. The Company's filings under the Exchange Act have described in detail the Company's progress to date in that regard. In late 1998, the issue of spinning off portions of the Company's business was re-examined by the Board at a strategic planning meeting, and the decision remained unchanged.

     Merrill Lynch is continuing to advise the Company in 1999 in connection with the Company's current strategic planning process.

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 6


     The Company believes that the above facts demonstrate that the Company has already taken the specific action called for by the proposal. Requiring the Board to repeat the process with the assistance of other or additional investment bankers would be a waste of corporate assets.

     The circumstances in this case are analogous to those in other recent cases in which the Division has granted no-action relief. See Baldwin Piano and Organ
                                                    ---------------------------
Company (March 27, 1997) (proposal for company to hire an investment banker to
-------
explore all alternatives to enhance shareholder values, including a sale, merger or other business combination, excludable where company had already retained Lehman Brothers Inc. to assist in the review, development and implementation of its strategic plan, with the focus on maximizing shareholder value); Bindley
                                                                     -------
Western Industries, Inc. (February 21, 1997) (proposal for company to hire an
------------------------
investment banker to explore all alternatives to enhance the value of the company, including a sale of merger, excludable where the company had already retained Salomon Brothers Inc and Smith Barney Inc. to assist it in evaluating various business alternatives, including those suggested by the proponent); Stone & Webster, Incorporated (February 22, 1996) (proposal for company to
-----------------------------
retain an investment banking firm to explore alternatives, including a sale or merger, excludable where company had already retained Goldman, Sachs & Co. as its financial advisor to review and evaluate the company); and Borden, Inc.
                                                               ------------
(February 23, 1994) (proposal for company to undertake an investment banking study to determine company's value if non-food businesses were divested excludable where company had already retained investment banking firms to evaluate various business alternatives, including the one suggested by the proponent).

The circumstances in this case are distinguishable from the situations where the Division has not agreed that the company had already substantially implemented a proposal to hire an investment banking firm. See Kiddie Products, Inc.
                                                 ---------------------
(February 9, 1989) (where board of directors had recently twice considered the hiring of an investment banker, but never made a determination to so retain one); and EDO Corporation (February 16, 1995) (where company would consult with
          ---------------
investment bankers when it deemed it appropriate to explore business alternatives for the company). Unlike the facts in those cases, the Company has not merely considered hiring an investment banking firm or occasionally consulted with such a firm, but instead has actually engaged an investment banking firm.

    Accordingly, the Company believes the proposal is properly excludable under Rule 14a-8(i)(10) because the Company has already substantially implemented the proposal.

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 7


II. The Company's proxy statement and form of proxy for the 1999 Annual Meeting may confer discretionary authority to vote with respect to the proposal should it be presented at the 1999 Annual Meeting, in reliance on Rule 14a-4(c)(2) under the Exchange Act.

     Rule 14a-4(c) provided that a proxy may confer discretionary authority upon the proxy holders to vote on certain matters, including:

     "(2) In the case in which the registrant has received timely notice in connection with an annual meeting of shareholders (as determined under paragraph (c)(1) of this Rule 14a-4), if the registrant includes, in the proxy statement, advice on the nature of the matter and how the registrant intends to exercise its discretion to vote on each matter..."

     [and]

     "(6) Any proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 or 14a-9;"


     It is my opinion that the Company may exercise discretionary authority to vote under Rule 14a-4(c) with respect to the Proponent's proposal should it be presented at the 1999 Annual Meeting, so long as the Company advises stockholders of the nature of the proposal and how the Company intends to vote with respect to such proposal. My opinion is based on the following:

1. The Proponent's notice to the Company of its intention to bring business before the Company's 1999 Annual Meeting was "timely received" by the Company for purposes of Rule 14a-4(c), as determined under paragraph Rule 14a-4(c)(1). As discussed above, the Proponent submitted the proposal to the Company on February 16, 1999. The deadline imposed by the Company's advance notice By-Law for receipt of notice of business to be brought before the Company's 1999 Annual Meeting was February 19, 1999. (This deadline had been disclosed in the Company's March 18, 1998 proxy statement and Form 10-Q for the quarter ended June 30, 1998.)

2. The Proponent stated in its letter that it does not intend to solicit proxies relating to the proposal and is not filing a proxy statement.

3. The Company intends to include in its proxy statement disclosure substantially to the following effect:

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 8


     "We have been advised that a stockholder wishes to present a proposal at the annual meeting asking that the Board of Directors "retain an investment banking firm to explore strategic alternatives for maximizing shareholder value." This proposal was not included in the proxy statement because it was not received within the time limits prescribed by SEC rules. If this proposal is presented, the holders of the proxies will use their discretionary authority to vote against it.

     We believe this proposal serves no purpose. We have already retained investment bakers to assist in considering alternatives during our portfolio review process and their analyses have been presented to the Board. We are continuing to consult with them during our strategic planning process this year.

     The Board of Directors does not know of any other matters to be presented at the annual meeting. If any matter is properly presented for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the proxies."

4. The Commission staff has in the past permitted companies to use their discretionary voting authority on matters as to which they have received adequate notice, if the proponent has not provided the company as part of its notice with a statement that the proponent intends to solicit the percentage of shareholder votes required to carry the proposal, followed with specified evidence that the stated percentage had actually been solicited. See
                                                                 ---
Borg-Warner Security Corp. (March 14, 1996); and Idaho Power Co. (March 13,
--------------------------                       ---------------
1996). The staff's position in these letters with respect to Rule 14a-4 was recently confirmed in the Commission's final release adopting amendments to the rules on shareholder proposals (Exchange Act Release No. 40018).

 REQUEST FOR PERMISSION TO FILE THIS REQUEST UNDER QUESTION 10, RULE 14a-8(j),
 -----------------------------------------------------------------------------
                   NOTWITHSTANDING 80-DAY FILING REQUIREMENT
                   -----------------------------------------

     Under Question 10, Rule 14a-8(j), if a company intends to exclude a stockholder proposal from its proxy materials, it must file its reasons with the Commission no later than 80 calendar days before it files its definitive proxy statement and form of proxy with the Commission. Rule 14a-8(j) further provides that the Commission staff may permit a later submission if the company demonstrates good cause for missing the deadline.

     Because the Company received the Proponent's proposal on February 16, 1999-- a date 39 days before March 26, 1999, the contemplated date of filing by the Company of its proxy materials in definitive form with the Commission-- is impossible for the Company to comply with the 80-day requirement in Rule 14a-8(j). The Company hereby respectfully requests that the

Securities and Exchange Commission
Office of Chief Counsel
March 1, 1999
Page 9


Commission staff permit the Company to file reasons for excluding the Proponent's proposal as stated in this letter, notwithstanding the 80-day filing requirement of Rule 14a-8(j).


                                  CONCLUSION
                                  ----------

     For the foregoing reasons, I respectfully request that the Commission staff not recommend any enforcement action if the proposal is excluded from the Company's proxy statement and form of proxy relating to its 1999 Annual Meeting. I further request that the Commission staff concur in my opinion that the Company may exercise discretionary voting authority in accordance with Rule 14a-4(c)(2).

     In accordance with Rule 14a-8(j)(2), six copies of each of (i) the Proponent's proposal, (ii) the Company's reply dated February 25, 1999 and (iii) this letter are enclosed. To the extent the Company's reasons for excluding the proposal are based on matters of law, this letter also constitutes the opinion of counsel required by Rule 14a-8(j)(2)(iii). A copy of this letter is also being sent to the Proponent in accordance with Rule 14a-8(j)(i).

     The Company intends to file its proxy materials in definitive form with the Commission on March 26, 1999. If the Commission staff has any questions with respect to the foregoing, or if for any reason does not agree that the Company may exclude the proposal from its proxy materials, please contact the undersigned at (804) 281-3879.


                                            Very truly yours,


                                            /s/ Brenda Hart
                                            ----------------------------------
                                            Brenda A. Hart

Enclosures

                             PROPONENT'S PROPOSAL

[HIGHFIELDS CAPITAL LETTERHEAD APPEARS HERE]




Tuesday, February 16, 1999



By Personal Delivery
--------------------

Ms. Donna C. Dabney
Secretary
Reynolds Metals Company
6601 West Broad Street
Richmond, Virginia 23230

Dear Ms. Dabney:

     In accordance with Article II, Section 4 of the by-laws of Reynolds Metals Company (the "Company"), Highfields Capital I LP ("Highfields"), the record owner of 100 shares of the Company's common stock as of the date hereof, is hereby furnishing written notice of business to be brought before the Company's 1999 Annual Meeting. Highfields Capital Management LP, the investment advisor to Highfields, is the beneficial owner of 2,926,300 shares of the Company's common stock.

     In accordance with clause (iii) of Article II, Section 4 of the Company's by-laws, Highfields' notice hereby sets forth the following information:

(a)  Business Proposed to be Brought Before the Meeting.  Highfields hereby
     --------------------------------------------------
     submits the following proposal for presentation at the 1999 Annual Meeting:

          "Resolved, that shareholders ask the Board of Directors of the Company to retain an investment banking firm to explore strategic alternatives for maximizing shareholder value."

     Supporting statement:

          "Notwithstanding the Company's operational improvements since the initiation of management's portfolio review restructuring program in October 1996, the Company's stock has remained depressed and has been dramatically underperforming the stock of other aluminum companies for a significant period of time. Over the past five years the Company's stock has fallen approximately 11%; since October 1996, it has fallen approximately 17%. The Company's current share price does not reflect the substantial value that we believe could be realized by separating the Company's Packaging and Consumer business unit from its Base Materials and other business units.



          Comparable packaging and consumer companies currently trade at valuations which we believe imply that a conservative value of this business unit represents at least $35 per share of Company common stock. Alternatively, we believe that current valuations of comparable alumina and aluminum production capacity imply a conservative valuation for the

Ms. Donna C. Dabney
February 16, 1999
Page 2

     Company's Base Materials business unit, net of the Company's debt and based on the current price and outlook for aluminum, of at least $60 per share. In addition, the Company operates business units in Construction and Distribution and Transportation. In summary, based on a sum of the parts analysis, we believe that the total value of the Company's business units net of debt exceeds its current market capitalization by over one hundred percent.



          Because maintaining the status quo has not and is unlikely to unlock this value, the Board of Directors should retain an investment banking firm to explore all strategic alternatives for maximizing shareholder value, including, but not limited to, a sale, spin-off or split-off of some or all of the Company's business units or assets."


(b)  Person Proposing to Bring Such Business Before the Meeting.
     ----------------------------------------------------------


          Highfields Capital I LP
          200 Clarendon Street
          Boston, MA 02117
          Attention: Richard Grubman


(c)  Class and Number of Shares Held.  Highfields is the record owner of 100
     -------------------------------
     shares and the beneficial owner of 271,220 shares of the Company's common stock as of the date of this notice, representing approximately .00016% and 0.42%, respectively, of the outstanding shares of the Company's common stock/1/. Highfields does not have the right to vote any other shares of the Company's common stock pursuant to a proxy or other voting arrangement. The following table sets forth the beneficial ownership of the Company's common stock by Highfields and its affiliates.



                                               Percentage
     Name                          Amount      of Class/1/
     ----                          ------      -----------
     Highfields Capital I LP         271,220      0.42%
     Highfields Capital II LP        496,811      0.77%
     Highfields Capital Ltd.       2,158,269      3.35%
                                   ----------     ----
     Highfields Capital            2,926,300/2/   4.54%
       Management LP


    Highfields is not aware of any announcement by the Company of a record date for the 1999 Annual Meeting.



(d)  Information Regarding Director Nominees(s).  Not applicable.
     ------------------------------------------

(e)  Other Information. Highfields, Highfields Capital II LP and Highfields
     -----------------
     Capital Ltd. (collectively, the "Funds") are investment funds, and Highfields Capital Management LP, the investment advisor to the Funds (the "Investment Advisor"), is primarily engaged in the business of investment management. The principal business address of the Investment Advisor and each of the

------------------
/1/ Based on 64,456,697 total shares outstanding as reported in the Company's
    Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

/2/ Represents shares beneficially owned by Highfields, Highfields Capital II LP and Highfields Capital Ltd. Highfields Capital Management LP is the investment advisor to Highfields, Highfields Capital II LP and Highfields Capital Ltd.

Ms. Donna C. Dabney
February 16, 1999
Page 3

     Funds, except Highfields Capital Ltd., is 200 Clarendon Street, Boston, Massachusetts 02117, and the telephone number there is (617) 850-7500. The principal business address of Highfields Capital Ltd. is c/o Goldman Sachs (Cayman) Trust Limited, Harbor Center, 2nd Floor, P.O. Box 896, George Town, Grand Cayman, Cayman Islands, B.W.I., and the telephone number there is 345-949-6770. As of the date of this notice, each of the Funds and the Investment Advisor beneficially owned the shares of Company common stock set forth in paragraph (c) above.


     Except as set forth in this notice, to the best knowledge of each of the Funds and the Investment Advisor, none of such persons or any associate of any of the foregoing persons (i) has a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the 1999 Annual Meeting, (ii) owns beneficially, directly or indirectly, or has the right to acquire, any securities of the Company or any parent or subsidiary of the Company, (iii) owns any securities of the Company of record but not beneficially, (iv) has incurred indebtedness for the purpose of acquiring or holding securities of the Company, (v) is or has been a party to any contract, arrangement or understanding with respect to any securities of the Company within the past year, (vi) has been indebted to the Company or any of its subsidiaries since the beginning of the Company's last fiscal year or (vii) has any arrangement or understanding with respect to future employment by the Company or with respect to any future transactions to which the Company or any of its affiliates will or may be a party. In addition, except as set forth in this notice, to the best knowledge of each of the Funds and the Investment Advisor, none of such persons or any associate or immediate family member of any of the foregoing persons has had or is to have a direct or indirect material interest in any transaction with the Company since the beginning of the Company's last fiscal year, or any proposed transaction, to which the Company or any of its affiliates was or is a party.

     Highfields presently does not intend to solicit proxies relating to the aforementioned business proposed to be brought before the Company's 1999 Annual Meeting and therefore is not filing a proxy statement. Accordingly, we respectfully request that the Company include with its proxy statement for the 1999 Annual Meeting Highfields' proposal as presented above and boxes on the accompanying proxy card to permit stockholders of the Company to express their approval or disapproval for this proposal.


Thank you for your assistance.


Sincerely,

/s/ Kenneth H. Colburn
Kenneth H. Colburn
Chief Operating Officer

                    COMPANY'S REPLY DATED FEBRUARY 25, 1999

                     [REYNOLDS METALS COMPANY LETTERHEAD]

                               February 25, 1999

By DHL
------
Mr. Kenneth H. Colburn
Chief Operating Officer
Highfields Capital I LP
200 Clarendon Street
Boston, Massachusetts 02117

Dear Mr. Colburn:

     This is in reference to your letter dated February 16, 1999 to Donna C. Dabney, furnishing written notice of business to be brought before Reynolds Metals Company's 1999 Annual Meeting of Stockholders by Highfields Capital I LP ("Highfields" or "you").

     In accordance with Rule 14a-8(f) under the Securities Exchange Act of 1934, Reynolds notifies you of the following:

     1. Your letter did not indicate that Highfields had continuously held Reynolds common stock for at least one year as of February 16, 1999. Reynolds' stock records show that Highfields became a holder of record on February 11, 1999. Please provide appropriate evidence that Highfields has continuously held Reynolds shares for at least one year before Highfields' submission of the proposal, as required under Rule 14a-8(b).

     2. Your letter did not indicate that Highfields intends to continue to hold shares of Reynolds common stock through the date of Reynolds' 1999 Annual Meeting. Please provide an appropriate written statement that Highfields intends to continue ownership of Reynolds shares through the date of Reynolds' 1999 Annual Meeting as required under Rule 14a-8(b).

     3. Reynolds has determined that your proposal was not timely received for purposes of Rule 14a-8. Under Rule 14a-8(e)(2), the deadline for receipt of stockholder proposals to be included in Reynolds' proxy materials for its 1999 Annual Meeting was November 18, 1998. This deadline was stated in Reynolds' 1998 proxy statement and in its Form 10-Q for the quarter ended June 30, 1998. Reynolds intends to exclude your proposal and supporting

Highfields Capital I LP
February 25, 1999
Page 2




statement from its proxy materials on this basis. Reynolds also reserves the right to exclude your proposal to the extent it is permitted to do so under any other provision of Rule 14a-8.

     Reynolds would appreciate receiving Highfields' response to Items 1 and 2 above by March 12, 1999.

                                        Very truly yours,

                                        /s/ Brenda Hart

                                        Brenda A. Hart